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                                  EXHIBIT 5.1



                               September 18, 1995



Altera Corporation


2610 Orchard Parkway


San Jose, CA 95134



     Re: Registration Statement on Form S-3



Ladies and Gentlemen:



     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on September 18, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 701,350 shares of your Common Stock (the "Shares"), all of which are authorized and have been previously issued to Intel Corporation. The Shares are to be sold by Intel Corporation to the underwriters for resale to the public as described in the Registration Statement pursuant to the Underwriting Agreement filed as an exhibit thereto. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.



     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the sale of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.



     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.



                                          Very truly yours,



                                          WILSON, SONSINI, GOODRICH & ROSATI


                                          Professional Corporation